UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 14, 2004

Commission File Number 333-112528

Vought Aircraft Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2884072
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification Number)

9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     As explained in Item 5.02 below, Vought Aircraft Industries, Inc. (“Vought” or the “Company”) has appointed Lloyd R. Sorenson to serve as Executive Vice President and Chief Financial Officer of the Company, effective January 4, 2005. Mr. Sorenson does not have an employment contract, however, the Company has entered into a Severance Agreement with Mr. Sorenson that would provide him with protection comparable to that provided to other executive level officers in the event of a Qualifying Termination, as defined in that agreement, on or before December 31, 2005. In addition, in the event of a Qualifying Termination, Mr. Sorenson would also be entitled to the vesting of 25,000 of his Option Shares, and payment, to the extent then unpaid, of the $250,000 and $128,000 bonuses described below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Mr. Sorenson, age 43, has been appointed to serve as Executive Vice President and Chief Financial Officer of the Company, effective January 4, 2005. In that position, Mr. Sorenson will report directly to Tom Risley, President and Chief Executive Officer of the Company.

     As a result of this appointment, Cletus Glasener will cease, effective January 4, 2005, to serve as Vought’s principal financial officer. Mr. Glasener will continue in his position as Vice President, Controller and Treasurer, and will report directly to Mr. Sorenson.

     Prior to his appointment, Mr. Sorenson served, most recently, as Controller, Corporate Business Group, for Dell, Inc. During his six years with Dell, Mr. Sorenson held previous leadership positions in Dell’s Global Sales Division, International Internal Audit department, and Federal Sales segment.

     The Company’s formal offer of employment includes the following provisions: The Company has agreed to pay Mr. Sorenson an annual base salary of $286,000 and to provide him with participation in the Company’s executive incentive compensation programs, including the Executive Officer Incentive Bonus Program, for which Mr. Sorenson’s payout is guaranteed for plan year 2005. The Company has agreed to provide Mr. Sorenson with a lump sum payment in the amount of $250,000 following commencement of employment, and with an additional lump sum payment of $250,000 payable if he remains in the employ of the Company on December 31, 2005. Mr. Sorenson will receive a one-time lump sum bonus payment of $128,000 payable in February 2005. He will receive reimbursement for certain expenses associated with his relocation. The Company also agreed to credit Mr. Sorenson with ten years of imputed service for the purposes of the Company’s non-qualified supplemental retirement plan and to provide for immediate vesting of Mr. Sorenson’s benefit under that plan. The Company has agreed to grant Mr. Sorenson an Option for 70,000 shares of Company common stock at current fair market value under the Company’s Incentive Stock Option Plan. A portion of those option shares vest immediately, with the remainder of those option shares eligible to vest as early as December 31, 2005.

     Mr. Sorenson does not have any family relationships with any executive officer or director of the Company or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: December 20, 2004	/s/ Cletus Glasener Cletus Glasener Vice President, Controller and Treasurer